EXHIBIT 4.4

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) is made as of             , 2006 between Trans-India Acquisition Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company has outstanding 2,500,000 warrants (the “Insider Warrants”), each of such Insider Warrant evidencing the right of the holder thereof to purchase one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for $5.00, subject to adjustment as described herein;

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of Units, each such Unit consisting of one share of Common Stock and one Warrant (the “Units”), and, in connection therewith, has determined to issue and deliver up to (i) 11,500,000 Warrants (the “Public Warrants”) to the public investors, each such Public Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $5.00, subject to adjustment as described herein;

WHEREAS, in connection with the Public Offering, the Company has granted to I-Bankers Securities, Inc. (the “Representative”) an option to purchase 1,000,000 Units (the “Representative’s Units”) and, in connection therewith, has determined to issue and deliver up to 1,000,000 Warrants to the Representative or its designees (the “Representative’s Warrants,” and together with the Public Warrants, the “Registered Warrants”) each such Representative’s Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $6.00, subject to adjustment as described herein;

WHEREAS, immediately prior to the completion of the Public Offering, the Company shall sell and issue (i) 125,000 Units in a private placement (the “Private Units”) and, in connection therewith, has determined to issue and deliver up to 125,000 Warrants to the purchasers thereof (the “Private Warrants,” and together with the Insider Warrants, the “Unregistered Warrants”) each such Private Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $5.00, subject to adjustment as described herein, (the Insider Warrants, Public Warrants, Representative’s Warrants and the Private Warrants are together referred herein as the “Warrants”);

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No.            , on Form S-1 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Public Warrants, the Representative’s Warrants and the Common Stock issuable upon exercise of such Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, exercise and cancellation of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrants. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice President or Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Unregistered Warrants shall be issued in certificate form. All of the Registered Warrants shall initially be represented by one or more book-entry certificates (each a “Book Entry Warrant Certificate”).

2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Detachability of Warrants. The securities comprising the Units will not be separately transferable until 90 days after the date hereof unless the Representative informs the Company of its decision to allow earlier trading (the “Detachment Date”), but in no event will separate trading of the securities comprising the Units be allowed until the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the net proceeds of the Public Offering including the proceeds received by the Company from the exercise of the Underwriter’s over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

2.4 Legend of Unregistered Warrants. Each Unregistered Warrant, and each certificate representing Common Stock upon exercise of such Warrants or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

2.5 Registration.

2.5.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

All of the Registered Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede &

Co., a nominee of the Depository. Ownership of beneficial interests in the Registered Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”). The term “beneficial owner” shall mean, on or after the Detachment Date, any person in whose name ownership of a beneficial interest in the Registered Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee, and prior to the Detachment Date, the person in whose name the Unit to which such Book-Entry Warrant Certificate was initially attached as registered upon the register relating to such Units.

If the Depository subsequently ceases to make its book-entry settlement system available for the Registered Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Registered Warrants are not eligible for, or it is no longer necessary to have the Registered Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Warrant certificates in physical form evidencing such Warrants. Such definitive Warrant certificates shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above (each a “Warrant Certificate”).

2.5.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.6 Public Warrants, Insider Warrants and Representative’s Warrants. The Representative’s Warrants shall have the same terms and be in the same form as the Public Warrants, Private Warrants and Insider Warrants except with respect to legends as set forth above in Section 2.4 and the Warrant Price as set forth below in Section 3.1.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Public Warrant, Private Warrant and Insider Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Public Warrant, Private Warrant or Insider Warrant, as the case may be, and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each Representative’s Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Representative’s Warrant and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section

3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of the consummation by the Company of a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or a combination of any of the foregoing, of one or more operating businesses having collectively, a fair market value (as calculated in accordance with the requirements as set forth in the Company’s Amended and Restated Certificate of Incorporation) of at least 80% of the Company’s net assets at the time of such acquisition (a “Business Combination”), or                      2007, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i)                     , 2011, or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

3.3 Exercise of Warrants. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) the Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) free on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase the Shares underlying the Warrants to be exercised (“Election to Purchase”), properly completed and executed by the Registered Holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) (a) the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds or (b) in lieu of payment of the Warrant Price, surrender its Warrant for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the surrendered Warrant, multiplied by the difference between the Fair Market Value (defined below) and the Warrant Price by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants pursuant to Section 6 hereof.

If any of (A) the Warrant Certificate or the Book-Entry Warrants, (B) the Election to Purchase, or (C) the Warrant Price therefor, is received by the Warrant Agent after 5:00 P.M., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder of the invalidity of any exercise of Warrants.

The Warrant Agent shall deposit all funds received by it in payment of the Warrant Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company at the end of each day on which funds for the exercise of the Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

(i) The Warrant Agent shall, by 11:00 A.M. Eastern Time on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (a) the shares of Common Stock (the “Shares”) issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (b) the instructions of each Registered Holder or Participant, as the case may be, with respect to delivery of the Shares issuable upon such exercise, and the delivery of Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

(ii) The Company shall, by 5:00 P.M., New York time, on the third Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Warrant Price, execute, issue and deliver to the Warrant Agent, the Shares to which such Registered Holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder or the Participant, as the case may be. Upon receipt of such Shares, the Warrant Agent shall, by 5:00 P.M., New York time, on the fifth Business Day next succeeding such Exercise Date, transmit such Shares to or upon the order of the Registered Holder or Participant, as the case may be.

In lieu of delivering physical certificates representing the Shares issuable upon exercise of Registered Warrants, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Shares issuable upon exercise to the Registered Holder or Participant by crediting the account of Registered Holder’s prime broker with Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

In no event shall a Registered Holder be entitled to receive a net-cash settlement, stock or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement.

(iii) The accrual of dividends, if any, on the Shares issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Shares. From and after the issuance of such Shares, the former Registered Holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Shares and such former Registered Holder’s right to receive payments of dividends and any other amounts payable in respect of the Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to such Shares.

(iv) Warrants may be exercised only in whole numbers of Shares. No fractional shares of Common Stock are to be issued upon the exercise of the Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 hereof, and delivered to the holder of this Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such Registered Holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

(v) The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.4 Warrant Solicitation and Warrant Solicitation Fee.

(a) The Company has engaged the Representative, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. The Company, at its cost, will (i) assist the Representative with respect to such solicitation, if requested by the Representative, and (ii) provide the Representative, and direct the Company’s transfer agent and the Warrant Agent to deliver to the Representative, lists of the Registered Holders and, to the extent known, beneficial owners of the Company’s Warrants. The Company hereby instructs the Warrant Agent to fully cooperate with the Representative in every respect in connection with the Representative’s solicitation activities, including, but not limited to, providing to the Representative, at the Company’s cost, a list of the Registered Holders and beneficial holders of the Warrants and circulating a prospectus or offering circular disclosing the compensation arrangements referenced in Section 3.4(b) below to holders of the Warrants at the time of exercise of the Warrants. In addition to the conditions set forth in Section 3.4(b), the Representative shall accept payment of the warrant solicitation fee provided in Section 3.4(b) only if it has provided bona fide services to the Company in connection with the exercise of the Warrants and only to the extent that an investor who exercises his Warrants specifically designates, in writing, that the Representative solicited his, her or its exercise. In addition to soliciting, either orally or in writing, the exercise of Warrants by a Registered Holder, such services may also include disseminating information, either orally or in writing, to Registered Holders about the Company or the market for the Company’s securities, or assisting in the processing of the exercise of Warrants.

(b) In each instance in which a Warrant is exercised, the Warrant Agent shall promptly give written notice of such exercise to the Company and the Representative (“Warrant Agent’s Exercise Notice”). If, upon the exercise of any Warrant following the later of one year from the effective date of the Registration Statement and the consummation of a Business Combination, (i) the market price of the Company’s Common Stock is greater than the Warrant Price, (ii) disclosure of compensation arrangements between the Company and the Representative with respect to the solicitation of the exercise of the Warrants was made both at the time of the Public Offering and at the time of exercise (by delivery of the Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Warrant confirms in writing that the exercise of the Warrant was solicited by the Representative, (iv) the Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of the Common Stock underlying the Warrants so exercised in accordance with the instructions from the Company following receipt of the proceeds to the Company received upon exercise of such Warrant(s), shall, on behalf of the Company, pay, in the case of a cash exercise of the Warrant, a fee of 5% of the Warrant Price to the Representative, and a fee of 5% of the value of the Common Stock (based on the Fair Market Value of the Common Stock) received by the holder upon a cashless exercise pursuant to Section 3.3(iii)(b); provided that the Representative delivers to the Warrant Agent within ten (10) business days from the date on which the Representative has received the Warrant Agent’s Exercise Notice, a certificate that the conditions set forth in the preceding clauses (iii), (iv) and (v) have been satisfied. Notwithstanding the foregoing, no fee will be paid to the Representative with respect to the exercise by the Underwriters or their affiliates or the Company’s officers or directors of Warrants purchased by it or them and still held by them for its or their own account. The Representative and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant Certificates returned to the Warrant Agent upon exercise of Warrants.

(c) The provisions of this Section 3.4 may not be modified, amended or deleted without the prior written consent of the Representative.

3.5 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.6 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

4.1 Stock Dividends – Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2 above, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 above and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 above, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants, Representative’s Warrants and the Private Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Public Unit, Representative’s Unit or a Private Unit on the register relating to such Units shall operate also to transfer the Warrant included in such Unit.

5.2 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.3 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

5.4 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

5.5 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 hereof, with the prior written consent of the Representative, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $11.50 per share (subject to adjustment as contemplated in Section 4 hereof) for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Representative.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register (the “Redemption Notice”). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Agreement at any time after the Redemption Notice shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the Redemption Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of the Representative.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of, and it shall take such action as is necessary to qualify for sale in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Representative.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ prior written notice to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor warrant agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers, and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor warrant agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor warrant agent shall be appointed, the Company shall give notice thereof to the predecessor warrant agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor warrant agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

8.6 Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Fund for any reason whatsoever.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Trans-India Acquisition Corporation

300 Wacker Drive, Suite 1000

Chicago, Illinois 60606

Attn: Bobba Venkatadri, CEO

with a copy in each case to:

Hayden Bergman Rooney

Professional Corporation

150 Post Street, Suite 650

San Francisco, California 94108

Attn: Kevin K. Rooney, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Dilworth Paxson LLP

1133 Connecticut Avenue N.W., Suite 620

Washington, DC 20036

Attn: Kathleen L. Cerveny, Esq.

and

I-Bankers Securities, Inc.

125 E. John Carpenter Freeway, Suite 260

Irving, TX 75062

Attn: Shelly Gluck, President

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders and, for the purposes of Sections 3.4, 6.1, 6.4, 7.4 and 9.2 hereof, the Representative, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representatives shall be deemed to be third-party beneficiaries of this Agreement with respect to Sections 3.4, 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representatives with respect to the Sections 3.4, 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the Registered Holders.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Warrant Agreement as of the date first written above.

TRANS-INDIA ACQUISITION CORPORATION

By:
Name:	Bobba Venkatadri
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	Steven Nelson
Title:	Chairman

EXHIBIT A

SPECIMEN WARRANT CERTIFICATE

NUMBER	WARRANTS

[Symbol]

(SEE REVERSE SIDE FOR LEGEND)

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M. NEW YORK CITY TIME,                     , 2011

TRANS-INDIA ACQUISITION CORPORATION

CUSIP

WARRANT

THIS CERTIFIES THAT, for value received                                                                       is the registered holder of a Warrant or Warrants expiring                             , 2011 (the “Warrant”) to purchase one fully paid and non-assessable share of Common Stock, par value $0.0001 per share (“Shares”), of Trans-India Acquisition Corporation, a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination or (ii)                     , 2007, such number of Shares of the Company at the price of $5.00 per share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (such payment to be made by check made payable to the Warrant Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement, shares of stock or other consideration in lieu of physical settlement in Shares of the Company. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up or down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise, with a notice of call in writing to the holders of record of the Warrant, giving 30 days’ notice of such call at any time after the Warrant becomes exercisable if the last sale price of the Shares has been at least $11.50 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of such call is given. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $0.01 call price.

By

Secretary	Chairman of the Board

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise                      Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to _________________________________________________________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,                                  hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to____________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

                                 of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.